                                                                      EXHIBIT 15

LETTER REGARDING UNAUDITED INFORMATION


Stockholders and Board of Directors
SUPERVALU INC.
Eden Prairie, Minnesota

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim information of SUPERVALU INC. and subsidiaries for the periods ended September 6, 1997 and September 7, 1996, as indicated in our report dated October 16, 1997. Because we did not perform an audit on such information, we expressed no opinion on it in our report.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 6, 1997, is incorporated by reference in the Registration Statements (No. 33-28310, No. 33-16934, No. 2-56896, No. 33-50071, No. 333-10151, and No. 333-24813 on
Form S-8 and No. 33-56415 on Form S-3).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant within the meaning of Sections 7 and 11 of that act.



/s/  Deloitte & Touche LLP

October 16, 1997

INDEPENDENT ACCOUNTANTS' REVIEW REPORT


Stockholders and Board of Directors
SUPERVALU INC.
Eden Prairie, Minnesota

We have reviewed the accompanying consolidated balance sheets of SUPERVALU INC. (the Company) and subsidiaries as of September 6, 1997 and September 7, 1996 and the related consolidated statements of earnings and cash flows for the 12 and 28-week periods then ended and the consolidated statement of stockholders' equity for the interim period ended September 6, 1997. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of SUPERVALU INC. and subsidiaries as of February 22, 1997 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated April 3, 1997 (except for the Investment in ShopKo Note, as to which the date is April 25, 1997), we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 22, 1997 and the consolidated statement of stockholders' equity for the year then ended is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.



/s/  Deloitte & Touche LLP

Minneapolis, Minnesota
October 16, 1997